UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 23, 2010 (March 19, 2010)

VANGUARD HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-71934	62-1698183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee		37215
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code        (615) 665-6000

          Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________
Item 8.01	Other Events.

On March 19, 2010, Vanguard Health Systems, Inc. (“Vanguard”) issued a press release announcing that it had entered into a non-binding letter of intent with Detroit Medical Center (“DMC”), which owns and operates eight hospitals in and around Detroit, Michigan with 1,734 licensed beds, including Children’s Hospital of Michigan, Detroit Receiving Hospital, Harper University Hospital, Huron Valley-Sinai Hospital, Hutzel Women’s Hospital, Rehabilitation Institute of Michigan, Sinai-Grace Hospital and DMC Surgery Hospital. DMC’s net revenues were approximately $1,993.0 million for its fiscal year ended December 31, 2008.

Under the letter of intent, Vanguard will acquire all of DMC’s assets (other than donor restricted assets) and assume all of its liabilities (other than its outstanding bonds and similar debt) for $417.0 million in cash, which will be used to repay or defease all of such non-assumed debt. The $417.0 million cash payment represents Vanguard’s full cash funding obligations to DMC in order to close the transaction, except for Vanguard’s assumption or payment of DMC’s usual and customary transaction expenses. The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC currently estimated at $184 million which liability Vanguard anticipates it will fund over seven years based upon current actuarial assumptions and estimates, as adjusted periodically by actuaries. Vanguard will also commit to spend $500.0 million in capital expenditures in the DMC facilities during the five years subsequent to closing of the transaction, which amount relates to a specific project list agreed to between the DMC board of directors and Vanguard. In addition, Vanguard will commit to spend $350.0 million during this five-year period relating to the routine capital needs of the DMC facilities.

The non-binding letter of intent extends through June 1, 2010, at which time the parties are required to have completed a mutually acceptable binding definitive acquisition agreement. If the definitive agreement is not completed by June 1, 2010, the letter of intent will terminate unless extended mutually by DMC and Vanguard. The execution of the definitive agreement is subject to satisfactory completion of Vanguard’s due diligence with regards to the operations, assets and liabilities of DMC and the approval of the boards of directors of both DMC and Vanguard. The definitive agreement will provide that the closing of this proposed transaction will be subject to (i) the receipt by the parties of all governmental regulatory approvals, permits and licenses necessary to have been received as of the closing; (ii) city, county and state approval of a Wayne County Michigan Renaissance Zone that would provide significant long-term local and state tax incentives and would encompass an area that includes DMC’s central campus; and (iii) other conditions to closing to be negotiated by the parties and set forth in the definitive agreement.

Vanguard’s press release dated March 19, 2010 is attached hereto as Exhibit 99 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits.	The exhibits filed as part of this report are listed in the Exhibit Index which is located at the end of this report.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:   March 23, 2010                                 VANGUARD HEALTH SYSTEMS, INC.
                                                                                                (Registrant)

                                                                        BY: /s/ Ronald P. Soltman
                                                                               Ronald P. Soltman
                                                                               Executive Vice President, General Counsel
                                                                               & Secretary

VANGUARD HEALTH SYSTEMS, INC.

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release of Vanguard Health Systems, Inc. dated March 19, 2010 relating to its letter of intent to acquire certain assets and assume certain liabilities of Detroit Medical Center.